K-TRON INTERNATIONAL, INC.	Exhibit 99.1
Routes 55 & 553, PO Box 888
Pitman, NJ 08071-0888
(856) 589-0500
FAX (856) 582-7968	NEWS
www.ktron.com
E-mail: ktii@ktron.com

For Release:	Immediately

Contact:	Ronald Remick, Senior Vice President and Chief Financial Officer
	Tel: (856) 256-3311	E-mail: remick@ktron.com

K-TRON REPORTS RECORD THIRD QUARTER AND NINE MONTH EARNINGS

Pitman, New Jersey - - October 27, 2005 - - K-Tron International, Inc. (NASDAQ-KTII) today reported record third quarter net income of $1.990 million, 27.4 percent higher than in the third quarter of 2004, on a 7.5 percent increase in revenues to $30.80 million. Earnings per share (diluted) grew 23.7 percent to $0.73, also a third quarter record, from $0.59 in last year’s third quarter.

For the first nine months of 2005, K-Tron reported record net income of $5.549 million, record earnings per share of $2.05 (diluted) and record revenues of $89.58 million compared to net income of $4.373 million, EPS of $1.68 (diluted) and revenues of $82.03 million for the same period in 2004. The percentage changes versus the prior year were a 26.9 percent increase in net income, a 22.0 percent increase in EPS and a 9.2 percent increase in revenues.

Unlike recent quarters, foreign exchange rate changes did not have a material impact on the quarterly year-to-year revenue comparisons. For the first nine months of 2005 compared to the same period in 2004, approximately 11.2 percent of the $7.55 million revenue increase was from foreign exchange.

Commenting on the Company’s results, K-Tron Chairman and Chief Executive Officer Edward B. Cloues, II said, “We continued our excellent financial performance in 2005 with the posting of record third quarter and nine month net income and EPS numbers. Business in the third quarter was exceptionally good for our size reduction business line, with revenues at the highest quarterly level since that business was acquired at the beginning of 2003. We also merged our Pneumatic Conveying Group and our Feeder Group into one new unit, the K-Tron Process Group, and as part of that merger we combined our three U.K. businesses into a single business unit and closed our small Canadian assembly operation and transferred the work done there to our Pitman, New Jersey facility. We believe that this will be a more effective way to operate these businesses in the future.”

In addition to his comments on the financial results, Mr. Cloues pointed out that the Company improved its cash position by $2.199 million to $13.103 million at the end of the third quarter of 2005 compared to the end of the second quarter, with foreign exchange having little impact. Total debt, nearly all of which was in U.S. dollars, was reduced by $1.398 million in the third quarter, from $19.538 million to $18.140 million. As a result of these third quarter changes in cash and debt, net debt (debt minus cash) declined by $3.597 million to $5.037 million at the end of the third quarter.

K-Tron International, Inc. and its subsidiaries design, produce, market and service material handling equipment and systems for a wide variety of industrial markets. The Company has manufacturing facilities in the United States, Switzerland and the United Kingdom, and its equipment is sold throughout the world.

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(Financial Data Follows)

K-TRON INTERNATIONAL, INC. & SUBSIDIARIES
FINANCIAL SUMMARY
(Unaudited)
(Dollars in thousands, except share data)

	Three Months Ended		Nine Months Ended
	October 1, 2005	October 2, 2004	October 1, 2005	October 2, 2004
Revenues	$30,803	$28,644	$89,579	$82,027
Operating income	$3,422	$2,529	$9,455	$7,092
Interest (expense)	(281)	(294)	(803)	(1,008)
Gain on sale of office building	--	--	--	164
Income before income taxes	3,141	2,235	8,652	6,248
Income taxes	1,151	673	3,103	1,875
Net income	$1,990	$1,562	$5,549	$4,373
Basic earnings per share	$0.77	$0.62	$2.18	$1.76
Diluted earnings per share	$0.73	$0.59	$2.05	$1.68
Weighted average number of common shares outstanding (basic)	2,569,000	2,512,000	2,551,000	2,489,000
Weighted average number of common and common equivalent shares outstanding (diluted)	2,736,000	2,631,000	2,708,000	2,604,000